Exhibit 10.36

LOAN AND SECURITY AGREEMENT
THIS LOAN AND SECURITY AGREEMENT (as the same may be amended, restated, modified, or supplemented from time to time, this “Agreement”) dated as of December 22, 2014 (the “Effective Date”), is among Citibank, N.A. (“Citibank” or “Bank”), Global Eagle Entertainment Inc., a Delaware corporation (the “Borrower”), and the direct or indirect domestic subsidiaries of the Borrower listed on Schedule 1 hereof or otherwise a party hereto from time to time (each a “Guarantor” and collectively, the “Guarantors”, and together with the Borrower, each a “Loan Party” and collectively, the “Loan Parties”).
The parties to this Agreement agree as follows:
1.DEFINITIONS AND OTHER TERMS
1.1    Terms. Capitalized terms used herein shall have the meanings set forth in Section 1.4 to the extent defined therein. All other capitalized terms used but not defined herein shall have the meaning given to such terms in the Code. Any accounting term used but not defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.
1.2    Section References. Any section, subsection, schedule or exhibit references are to this Agreement unless otherwise specified.
1.3    Times of Day. Unless otherwise specified, all references in Loan Documents to times of day shall be references to Pacific time (daylight or standard, as applicable).
1.4    Definitions. The following terms are defined in the Sections or subsections referenced opposite such terms:

1
SF\5875461.15

“Agreement”	Preamble
“Bank”	Preamble
“Borrower”	Preamble
“Citibank”	Preamble
“Citibank L/Cs”	Permitted Indebtedness
“Claims”	Section 12.2
“Closing Fee”	Section 2.6
“Effective Date”	Preamble
“Event of Default”	Section 8
“Guarantor” and “Guarantors”	Preamble
“Indemnified Person”	Section 12.2
“Lender Transfer”	Section 12.1
“Loan Party” and “Loan Parties”	Preamble
“New Subsidiary”	Section 6.14
“Perfection Certificate” and “Perfection Certificates”	Section 5.1
“Revolving Loan”	Section 2.2(b)
“Swap Contract”	Permitted Indebtedness

2
SF\5875461.15

“Term Loan”	Section 2.2(a)
“Transfer”	Section 7.1

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:
“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes, without limitation, all accounts receivable and other sums owing to the Loan Parties.
“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“Account Receivable” means, with respect to any Person, any and all rights of such Person to payment for goods sold and/or services rendered, including accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto.
“Adjusted EBITDA” means, for any period for the Borrower and its Subsidiaries on a consolidated basis for such period, Net Income in such period, plus, without duplication, in each case solely to the extent decreasing Net Income in such period: (i) Interest Expense, (ii) any provision for federal, state, local or foreign income taxes or franchise taxes, (iii) amortization and depreciation, (iv) any non-cash expense recorded with respect to stock options or other equity-based compensation (including in the form convertible promissory notes), (v) any expenses associated with the revaluation of fair value warrant liability, (vi) any non-cash cost or expense related to adjustments in the fair value of derivative instruments, (vii) any non-recurring costs or expenses incurred in connection with the making of acquisitions or any restructuring of or by the Borrower or any Subsidiary not to exceed Ten Million Dollars ($10,000,000) during such period and (viii) other non-cash and non-recurring expenses reducing Net Income during such period.
“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person or any Person that controls or is controlled by or is under common control with the Person.
“Applicable Margin” is a percentage per annum equal to 1.75%.
“Availability Period” is in respect of the Revolving Commitment, the period from and including the Effective Date to the earliest of (i) the Maturity Date and (ii) the date of termination of the commitment of Citibank to make Revolving Loans pursuant to Section 8.
“Anti‑Terrorism Laws” are any laws relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

SF\5875461.15

“Bank’s Expenses” are (i) all reasonable audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for preparing, amending, negotiating and administering the Loan Documents, and (ii) all fees and expenses (including attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Citibank in connection with defending or enforcing the Loan Documents.
“Base Rate” is for any day a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate plus 1/2 of 1%, (ii) the rate of interest in effect for such day as publicly announced from time to time by Citibank as its “prime rate,” and (iii) the LIBOR Rate plus 1.00%. The “prime rate” is a rate set by Citibank based upon various factors including Citibank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Citibank shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” is a Loan that bears interest based on the Base Rate.
“Blocked Person” is any Person: (i) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti‑Terrorism Law, (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (v) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.
“Borrower’s Books” are the Borrower’s or any other Loan Parties’ books and records including ledgers, federal, and state tax returns, records regarding the Borrower’s or the other Loan Parties’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Borrowing” is a Revolving Borrowing or a Term Borrowing, as the context requires.
“Business Day” is any day that is not a Saturday, Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.
“Capital Expenditures” means, with respect to any Person for any period, the sum of (i) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, and (ii) to the extent not covered by clause (i) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire capital assets; provided that, Capital Expenditures shall not include

SF\5875461.15

(a) any expenditure described in the foregoing clauses (i) or (ii) to the extent made by a Person in connection with the purchase or other acquisition of all of the equity interests in, or all or substantially all of the property of, any other Person or business unit (including as a result of a merger or consolidation); (b) normal replacements and maintenance which are properly charged to current operations; (c) any such expenditures made in connection with the replacement, substitution, repair or restoration of any assets to the extent financed (1) with insurance proceeds received by a Loan Party or any of its Subsidiaries on account of the loss of, or any damage to, the assets being replaced, substituted for, repaired or restored or (2) with the proceeds of any compensation awarded to a Loan Party or any of its Subsidiaries as a result of the taking, by eminent domain or condemnation, of the assets being replaced or substituted for, in each case of clauses (a)(1) and (a)(2), so long as such Loan Party is permitted to reinvest such proceeds pursuant to this Agreement, (d) the purchase price of any equipment that is purchased simultaneously with the trade-in of any existing equipment by a Loan Party or any of its Subsidiaries to the extent that the gross amount of such purchase price is reduced by any credit granted by the seller of such equipment for the equipment being traded in, or (e) the purchase price of any property, plant or equipment purchased within 180 days of the consummation of any disposition permitted under the terms of this Agreement by a Loan Party or any of its Subsidiaries of any other property, plant or equipment to the extent purchased with the net cash proceeds of such disposition.
“Capital Lease Obligations” means, on any date of determination, the obligations of the Loan Parties to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of the Loan Parties under GAAP. For purposes of this Agreement, the amount of such Capital Lease Obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
“Cash Equivalents” are (i) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (ii) commercial paper maturing no more than one (1) year after its acquisition and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (iii) certificates of deposit maturing no more than one (1) year after acquisition; provided that the account in which any such certificate of deposit is maintained is subject to a Control Agreement in favor of Citibank (unless such account is with Citibank), and (iv) any money market or similar funds that exclusively hold any of the foregoing.
“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Citibank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

SF\5875461.15

“Collateral” is any and all properties, rights and assets of any Loan Party described on Exhibit A.
“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account, or any other bank account maintained by any Loan Party at any time.
“Commitment” is a Term Commitment or a Revolving Commitment, as the context may require.
“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“Compliance Certificate” is that certain certificate in substantially the form attached hereto as Exhibit B.
“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co‑made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith in accordance with GAAP; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement. For the avoidance of doubt, the parties hereto hereby agree that to the extent that minimum guarantees and other similar contractual obligations undertaken or incurred by the Borrower or any Subsidiary of the Borrower associated with licensing, acquiring or providing content (including, without limitation, film rights) or Internet protocol television services shall not constitute Indebtedness or liabilities in accordance with GAAP, such minimum guarantees and other similar contractual obligations shall not constitute Contingent Obligations.
“Control Agreement” is any control agreement entered into among the depository institution at which any Loan Party maintains a Deposit Account or the securities intermediary or commodity intermediary at which any Loan Party maintains a Securities Account or a Commodity Account, and Citibank, pursuant to which Citibank obtains “control” (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

SF\5875461.15

“Default Rate” means a fixed per annum rate equal to the rate that is otherwise applicable thereto plus two percentage points (2.00%).
“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
“Designated Deposit Account” is the Borrower’s deposit account, account number 205424534, maintained at Citibank.
“Disclosure Schedules” the disclosure schedules to this Agreement, as amended or supplemented from time to time by the Loan Parties with the written consent of Citibank (or as supplemented by the Loan Parties pursuant to the terms of the Loan Documents), delivered by the Loan Parties to Citibank.
“Dollars,” “dollars” and “$” each mean lawful money of the United States.
“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.
“Excluded Taxes” means any of the following taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender, (a) taxes, imposed on or measured by net income (however denominated) of a Lender, and franchise taxes and branch profits taxes imposed on a Lender, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in the jurisdiction imposing such tax, (ii) that are Other Connection Taxes, or (iii) U.S. federal withholding taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or commitment pursuant to a law in effect on the date on which (X) such Lender acquires such interest in a Loan or commitment or (Y) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.7, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changes its lending office, and (b) any U.S. federal withholding taxes imposed pursuant to FATCA.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.
“Foreign Currency” means lawful money of a country other than the United States.

SF\5875461.15

“Foreign Subsidiary” is a Subsidiary that is not an entity organized under the laws of the United States or any territory thereof.
“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.
“General Intangibles” are all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self‑regulatory organization.
“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.
“Indebtedness” is (i) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (ii) obligations evidenced by notes, bonds, debentures or similar instruments, (iii) Capital Lease Obligations, and (iv) Contingent Obligations with respect to any of the items described in clauses (i) through (iii).
“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions or proceedings seeking reorganization, arrangement, or other relief.

SF\5875461.15

“Insolvent” means not Solvent.
“Intellectual Property” means all of any Loan Party’s right, title and interest in and to the following:

(i)	its Copyrights, Trademarks and Patents;
(ii)    any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know‑how, operating manuals;
(iii)    any and all source code;
(iv)    any and all design rights which may be available to such Loan Party;
(v)    any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and
(vi)    all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.
“Interest Expense” means, for any period, the sum of (i) interest expense of the Borrower and its Subsidiaries calculated without duplication on a consolidated basis for such period in accordance with GAAP (including the portion of the Capital Lease Obligations of the Borrower and its Subsidiaries with respect to such period that is treated as interest in accordance with GAAP), and (ii) all premium payments, debt discounts and fees of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets or in connection with any refinancing, extension, amendment or modification of any transaction for borrowed money or the deferred purchase price of assets.
“Interest Payment Date” means, (a) as to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBOR Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one, two, three or six months thereafter; provided that:
(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

SF\5875461.15

(ii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)    no Interest Period shall extend beyond the Maturity Date.
“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person. For the avoidance of doubt, reimbursements made by a Person of expenses paid by its employees, officers and directors shall not constitute an “advance” to its employees, officers and directors.
“IP Security Agreement” is that certain short form intellectual property agreement (whether related to trademarks and patents, or copyrights) in substantially the form attached hereto as Exhibit F.
“Key Person” is each of the Borrower’s (i) President and Chief Executive Officer, who is David Davis as of the Effective Date, and (ii) Chief Financial Officer, who is Michael Zemetra as of the Effective Date.
“Knowledge” means to the “best of” the applicable Loan Party’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.
“LIBOR Rate” means, for any Interest Period, the rate per annum equal to the London Interbank Offered Rate or a comparable or successor rate which rate is approved by Citibank, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by Citibank from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, which determination shall be conclusive in the absence of manifest error.
“LIBOR Rate Loan” means a Loan that bears interest at a rate based on the LIBOR Rate.
“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
“Liquidity” means unencumbered cash held at Citibank.

SF\5875461.15

“Lender” means Citibank or any party who becomes a party to this Agreement pursuant to a Lender Transfer.
“Loan” means an extension of credit by Citibank to the Borrower under Section 2 in the form of a Revolving Loan or a Term Loan.
“Loan Documents” are, collectively, this Agreement, the Pledge Agreement, the Disclosure Schedules, each Compliance Certificate, each Loan Payment Request Form, any IP Security Agreements, any Guarantees, any Notes, any agreements creating or perfecting rights in the Collateral and any other present or future agreement entered into by any Loan Party for the benefit of Citibank in connection with this Agreement; all as amended, restated, or otherwise modified.
“Loan Payment Request Form” is that certain form attached hereto as Exhibit C.
“Material Adverse Change” is (i) a material adverse change in the business, assets, liabilities (including contingent liabilities), operations, conditions (financial or otherwise) or prospects of the Loan Parties, taken as a whole; or (ii) a material impairment of (a) the prospect of repayment of any portion of the Obligations, (b) the legality, validity or enforceability of any Loan Document, (c) the rights and remedies of Citibank under any Loan Document except as the result of the action or inaction of Citibank or (d) the validity, perfection or priority of any Lien in favor of Citibank on the Collateral except as the result of the action or inaction of Citibank.
“Material Agreement” is any license, agreement or other contractual arrangement whereby any Loan Party is reasonably likely to be required to transfer, either in-kind or in cash, in any fiscal year, assets or property valued (book or market) at more than One Million Dollars ($1,000,000).
“Maturity Date” is December 22, 2017.
“Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries determined in accordance with GAAP, but excluding (without duplication): (i) the income of any other Person (other than its Subsidiaries) in which the Borrower or any of its Subsidiaries has an ownership interest, unless received by the Borrower or such Subsidiary in a cash distribution, (ii) any after-tax gains or losses attributable to any disposition of assets outside the ordinary course of business, (iii) any income or loss from the termination, redemption or exercise of warrants, (iv) any gains or losses related to adjustments in the fair market value of derivative instruments, (v) any gains or losses from adjustments in the fair market value of warrants, and (vi) to the extent not included in clause (i) through (v), any after-tax extraordinary, non-cash items.
“Notes” means the Revolving Notes and the Term Notes.
“Obligations” are all of the Loan Parties’ obligations to pay when due any debts, principal, interest, Bank’s Expenses, and any other amounts the Loan Parties owe Citibank now or later, in connection with, related to or arising from, out of or under, this Agreement, the other Loan Documents or the Citibank L/Cs, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of any Loan Party assigned to Citibank

SF\5875461.15

in connection with this Agreement and the other Loan Documents, and the performance of the Loan Parties’ duties under the Loan Documents.
“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.
“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.
“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (i) if such Person is a corporation, its bylaws in current form, (ii) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (iii) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
“Other Connection Taxes” means, with respect to any Lender, taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Permitted Indebtedness” is:

(i)	the Obligations;
(ii)    Indebtedness existing on the Effective Date and disclosed on the Disclosure Schedules;
(iii)    Subordinated Debt;
(iv)    unsecured Indebtedness to trade creditors and in connection with credit cards incurred in the ordinary course of business;
(v)    Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by any Loan Party or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that (a) the aggregate outstanding principal amount of all such Indebtedness does not exceed Five Million Dollars ($5,000,000) at any time (unless otherwise consented to by Bank, which consent the Bank may withhold in its reasonable discretion after considering

SF\5875461.15

the facts and circumstances at the time such request is made) and (b) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made);
(vi)    Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of the Loan Parties’ business;
(vii)    Indebtedness consisting of standby letters or credit or similar undertaking issued from time to time by Citibank at the Borrower’s request (the “Citibank L/Cs”);
(viii)    extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (i) through (v) above, provided that the principal amount thereof is not increased (except by an amount equal to a reasonable premium and fees and expenses reasonably incurred in connection with such extension, refinancing, modification, amendment or restatement) or the terms thereof are not modified to impose materially more burdensome terms upon any Loan Party, or any of its Subsidiaries, as the case may be;
(ix)    obligations (contingent or otherwise) existing or arising under any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing) (collectively, the “Swap Contracts”); provided, that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
(x)    (a) Indebtedness of (1) a Subsidiary of the Borrower owed to the Borrower or another Loan Party or of a Loan Party owed to another Loan Party, which Indebtedness shall in each case, (x) constitute Collateral and (y) be on subordination terms, if any, reasonably acceptable to Bank or (2) a Subsidiary of the Borrower that is not required to be a Loan Party owed to another Subsidiary of the Borrower that is not a Loan Party; and (b) Indebtedness under or evidenced by the Restructuring Intercompany Notes;
(xi)    guarantees of the Borrower or any Subsidiary of the Borrower in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary of the Borrower;

SF\5875461.15

(xii)    Indebtedness of any Person that becomes a Subsidiary of the Borrower after the Effective Date in connection with an acquisition which constitutes a Permitted Investment or is otherwise permitted under Section 7.3, which Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of the Borrower); provided, that any Indebtedness incurred pursuant to this clause (x) is otherwise permitted hereunder or otherwise consented to by Bank (which consent the Bank may withhold in its reasonable discretion after considering the facts and circumstances at the time such request is made); and
(xiii)    unsecured Indebtedness in an aggregate principal amount at any time outstanding not to exceed Five Million Dollars ($5,000,000).
“Permitted Investments” are:
(i)    Investments disclosed on the Disclosure Schedules and existing on the Effective Date;
(ii)    (a) Investments consisting of cash and Cash Equivalents, and (b) any Investments permitted by the Loan Parties’ investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Citibank;
(iii)    Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Loan Parties;
(iv)    Investments consisting of Deposit Accounts in which Citibank has a perfected Lien (subject to the terms of this Agreement);
(v)    Investments in connection with Transfers permitted by Section 7.1;
(vi)    Investments consisting of (a) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (b) loans to employees, officers or directors relating to the purchase of equity securities of the Borrower pursuant to employee stock purchase plans or agreements approved by the Borrower’s board of directors; not to exceed One Million Dollars ($1,000,000) in the aggregate for (a) and (b) in any calendar year;
(vii)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(viii)    Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business and Investments received in satisfaction or partial satisfaction thereof from

SF\5875461.15

financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; provided that this clause (viii) shall not apply to Investments of the Loan Parties in any Subsidiary;
(ix)    without limiting the provisions of clauses (x) or (xi) of this definition of Permitted Investments, (a) Investments by the Borrower and its Subsidiaries in Loan Parties, (b) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties and (c) (1) so long as no Default has occurred and is continuing at the time of such Investment or would result from such Investment and (2) the Loan Parties are in pro forma compliance (determined at the time such Investment is made based on the financial information received for the fiscal quarter most recently ended prior to such time for which financial statements have been delivered to Citibank pursuant to Section 6.2, and on a pro forma basis after giving effect to such Investment and any Indebtedness incurred in connection therewith) with the covenants set forth in Section 7.16, additional Investments by the Loan Parties in Subsidiaries that are not Loan Parties in an aggregate amount not to exceed $15,000,000 per year;
(x)    Investments in Subsidiaries, to the extent such Investments are made (a) solely in connection with acquisitions or (b) in the ordinary course of business solely for ordinary course operating expenses of such Subsidiaries;
(xi)     the purchase or other acquisition of all of the equity interests in, or all or substantially all of the property of, any Person (including as a result of a merger or consolidation);
(xii)    non-cash Investments in joint ventures or strategic alliances in the ordinary course of the Loan Parties’ business consisting of the non‑exclusive licensing of technology, the development of technology or the providing of technical support; and
(xiii)    guarantees or intercompany loans made by the Borrower or a Subsidiary of the Borrower, to the extent such guarantees or intercompany loans constitute Permitted Indebtedness.
“Permitted Licenses” are (i) licenses of over-the-counter software that is commercially available to the public, and (ii) non-exclusive licenses for the use of the Intellectual Property of any Loan Party or any Subsidiary of a Loan Party entered into in the ordinary course of business (including, for the avoidance of doubt, licenses of media content, video, music programming, applications and video games to customers of the Loan Parties and their Subsidiaries in the ordinary course of business), provided, that, with respect to each such license described in clause (ii), the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of any Loan Party or any Subsidiary of a Loan Party, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property.

SF\5875461.15

“Permitted Liens” are:
(i)    Liens existing on the Effective Date and disclosed on the Disclosure Schedules or arising under this Agreement and the other Loan Documents;
(ii)    Liens for taxes, fees, assessments or other government charges or levies, either (a) not due and payable or (b) being contested in good faith and by appropriate proceedings (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien) and for which the applicable Person maintains adequate reserves on its books in accordance with GAAP;
(iii)    Liens securing Indebtedness permitted under clause (v) of the definition of “Permitted Indebtedness,” provided that such liens do not extend to any property of the Loan Parties other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;
(iv)    Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business, securing liabilities which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(v)    Liens to secure payment of workers’ compensation, employment insurance, old‑age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
(vi)    Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (i) through (iii), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase (except by an amount equal to a reasonable premium and fees and expenses reasonably incurred in connection with such extension, renewal or refinancing);
(vii)    leases or subleases of real property granted in the ordinary course of the Loan Parties’ business (or, if referring to another Person, in the ordinary course of such Person’s business);
(viii)    leases, subleases, non‑exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of the Loan Parties’ business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Citibank a security interest therein;
(ix)    banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with the Loan Parties’ deposit accounts or securities accounts held at such institutions solely to secure payment of

SF\5875461.15

fees and similar costs and expenses and provided such accounts are maintained in compliance with Section 6.6(a) hereof;
(x)    Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.3 or 8.6;
(xi)    Permitted Licenses;
(xii)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(xiii)    easements, rights-of-way, restrictions and other similar encumbrances and affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person; and
(xiv)    Liens on property of a Person existing at the time such person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower to the extent securing Permitted Indebtedness (and not created in anticipation or contemplation of such merger or consolidation); provided, that (x) such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon), (y) are no more favorable to the lienholders than such existing Lien and (z) such Liens would otherwise constitute Permitted Liens or are otherwise consented to by Bank (which consent the Bank may withhold in its reasonable discretion after considering the facts and circumstances at the time such request is made).
“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“Pledge Agreement” is that certain Pledge Agreement dated as of the Effective Date by and among the Loan Parties and Citibank, as the same may from time to time be amended, restated, modified or otherwise supplemented.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
“Quick Ratio” means, on any date of determination, the ratio of (i) the sum of (a) cash and Cash Equivalents of the Borrower and its Subsidiaries as of such date, (b) marketable securities of the Borrower and its Subsidiaries permitted by the Loan Parties’ investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Citibank, and (c) Accounts Receivables of the Borrower and its Subsidiaries as of such date, to (ii)(a) all liabilities of the Borrower and its Subsidiaries, due and payable in the year following such date, minus (b) all liabilities of the Borrower and its Subsidiaries as of such date in connection with any outstanding warrants of such Person.

SF\5875461.15

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.
“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” is any of the President, Chief Executive Officer, Chief Accounting Officer, General Counsel or Chief Financial Officer of a Loan Party acting alone.
“Restructuring Intercompany Notes” means (i) the Promissory Note by Global Eagle Entertainment Luxembourg II S.a r.l. in favor of Borrower (as successor in interest to Global Eagle Acquisition Corp.) dated as of January 31, 2013, in the original principal amount of $55,000,000, (ii) the Promissory Note by Global Eagle Entertainment GmbH in favor of Borrower (as successor in interest to Global Eagle Acquisition Corp.) dated as of January 31, 2013, in the original principal amount of the euro equivalent of $88,682,330, (iii) the Amended and Restated Promissory Note by Global Eagle Entertainment GmbH in favor of Global Eagle Entertainment Luxembourg II S.a r.l., dated as of January 31, 2013 in the original principal amount of the euro equivalent of $79,000,000, (iv) the Promissory Note by Global Eagle Entertainment Luxembourg II S.a r.l. in favor of Borrower dated as of February 8, 2013 in the original principal amount of $26,155,000, (v) the Promissory Note by Global Eagle Entertainment GmbH in favor of Global Eagle Entertainment Luxembourg II S.a r.l. dated as of February 8, 2013 in the original principal amount of EUR19,613,232, (vi) the Promissory Note by IFES Acquisition Corp. Ltd. in favor of Global Eagle Entertainment Luxembourg II S.a r.l. dated as of March 7, 2014 in the original principal amount of $36,245,950, and (vii) Promissory Note by Global Eagle Entertainment Luxembourg II S.a r.l. in favor of Borrower dated as of March 7, 2014, in the original principal amount of $36,245,950.
“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type, made by Citibank pursuant to Section 2.2(b).
“Revolving Commitment” means Citibank’s obligation to make Revolving Loans to the Borrower pursuant to Section 2.2(b), in an aggregate principal amount at any one time outstanding not to exceed $20,000,000.
“Revolving Note” means a promissory note made by the Borrower in favor of Citibank evidencing Revolving Loans made by Citibank, substantially in the form of Exhibit D.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

SF\5875461.15

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“Solvent” means, with respect to any Person, that (i) the fair salable value of such Person’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of such Person’s liabilities, (ii) such Person is not left with unreasonably small capital giving effect to the transactions contemplated by this Agreement and the other Loan Documents, and (iii) such Person is able to pay its debts (including trade debts) as they mature in the ordinary course (without taking into account any forbearance and extensions related to any forbearance).
“Subordinated Debt” is indebtedness incurred by any Loan Party or any Subsidiary of a Loan Party to any shareholder, private equity investor or venture capital investor, which is subordinated to all Indebtedness of the Loan Parties and/or their Subsidiaries to Citibank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Citibank entered into between Citibank, the applicable Loan Parties, and/or the applicable Subsidiaries of the Loan Parties, and the shareholder, private equity investor or venture capital investor).
“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries; provided that (i) Oceans TV Inc. shall not be considered a Subsidiary of the Borrower so long as it is inactive and holds no assets (other than assets of de minimis value), owes no liabilities (other than liabilities in a de minimis amount) and has no operations and (ii) it is dissolved no later than one year after the Effective Date (or such later date as Citibank may agree).
“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type, made by Citibank pursuant to Section 2.2(a).
“Term Commitment” means Citibank’s obligation to make Term Loans to the Borrower pursuant to Section 2.2(a) in an aggregate principal amount at any one time outstanding not to exceed $2,400,000.
“Term Loan” means an advance made by Citibank under Section 2.2(b).
“Term Note” means a promissory note made by the Borrower in favor of Citibank evidencing Term Loans made by Citibank, substantially in the form of Exhibit E.
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of the Loan Parties connected with and symbolized by such trademarks.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a LIBOR Rate Loan.
2.    LOANS AND TERMS OF PAYMENT

SF\5875461.15

2.1    Promise to Pay. The Borrower hereby unconditionally promises to pay Citibank the outstanding principal amount of all Loans advanced to the Borrower and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.
2.2    Loans.
(a)    Term Borrowing. Subject to the terms and conditions of this Agreement, Citibank agrees to make term loans (each such loan, a “Term Loan”) to the Borrower on the Effective Date in an aggregate principal amount not to exceed $2,400,000. Amounts borrowed under this Section 2.2(a) and repaid or prepaid may not be reborrowed. The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of the Term Borrowing.
(b)    Revolving Borrowings. Subject to the terms and conditions of this Agreement, Citibank agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower from time to time, on any Business Day during the Availability Period in an aggregate amount not to exceed at any time the Revolving Commitment. Subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.2(b), prepay under Section 2.4, and reborrow under this Section 2.2(b).
(c)    Borrowings, Conversions and Continuations of Loans.
(i)    Each Term Borrowing, each Revolving Borrowing, each conversion of Term Loans or Revolving Loans from one Type to the other, and each continuation of LIBOR Rate Loans shall be made upon the Borrower’s irrevocable notice to Citibank, which may be given by telephone. Each such notice must be received by Citibank not later than 12:00 pm noon (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of LIBOR Rate Loans or of any conversion of LIBOR Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.2(c) must be confirmed promptly by delivery to Citibank of a written Loan Payment Request Form, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of LIBOR Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Payment Request Form (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Borrowing, a conversion of Term Loans or Revolving Loans from one Type to the other, or a continuation of LIBOR Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Payment Request Form or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans

SF\5875461.15

or Revolving Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of LIBOR Rate Loans in any such Loan Payment Request Form, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(ii)    Except as otherwise provided herein, a LIBOR Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBOR Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as LIBOR Rate Loans.
(iii)    Citibank shall promptly notify the Borrower of the interest rate applicable to any Interest Period for LIBOR Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, Citibank shall notify the Borrower of any change in Citibank’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(iv)    After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than two Interest Periods in effect in respect of the Term Loans. After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than six (6) Interest Periods in effect in respect of the Revolving Loans.
2.3    [Reserved].
2.4    Payments.
(a)    Repayment of Term Loans. The Borrower shall repay to Citibank a principal amount equal to $200,000 (together with all accrued and unpaid interest as of such payment date) on the last Business Day of each calendar quarter, with the first such payment beginning on March 31, 2015.
(b)    Repayment of Revolving Loans. The Borrower shall repay to Citibank on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.
(c)    Interest.
(i)    Subject to the provisions of clause (ii) below, (x) each LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBOR Rate for such Interest Period plus the Applicable Margin and (y) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

SF\5875461.15

(ii)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any Insolvency Proceeding.
(d)    Application of Interest Rate Upon Certain Events.
(i)    If any amount of any principal of any Loan is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.
(ii)    If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of Bank (or automatically and without notice if an Event of Default under Section 8.4 occurs), such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.
(iii)    Upon the request of Bank (or automatically and without notice if an Event of Default under Section 8.4 occurs), while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.
(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(e)    Mandatory Prepayments. If the Loans are accelerated following the occurrence of an Event of Default, the Borrower shall immediately pay to Citibank an amount equal to the sum of: (i) all outstanding principal of the Loans plus accrued and unpaid interest thereon through the prepayment date, plus (ii) all other Obligations that are due and payable, including Bank’s Expenses and interest at the Default Rate with respect to any past due amounts.
(f)    Permitted Prepayment of Loans. The Borrower shall have the option to prepay any of the outstanding principal balance of the Loans in whole or in part without premium or penalty; provided the Borrower (i) provide written notice to Citibank of its election to prepay the Loans at least three (3) Business Days prior to such prepayment (and such notice shall specify the date and amount of such prepayment, the Types of Loans to be prepaid) and, if LIBOR Rate Loans are to be prepaid, the Interest Period(s) of such Loans) and (ii) pays to Citibank on the date of such prepayment, an amount equal to the sum of (1) the outstanding principal of the Loans or portions thereof being prepaid plus accrued and unpaid interest thereon through the prepayment date (and with respect to LIBOR Rate Loans, together with any additional losses, costs or expenses incurred by Citibank as a result of a prepayment occurring on a day other than the last day of the Interest Period for such

SF\5875461.15

Loan), plus (2) all other Obligations that are due and payable on such prepayment date, including any Bank’s Expenses and interest at the Default Rate (if any) with respect to any past due amounts. Prepayments of the Term Loan shall be applied to the Term Loan in inverse order of maturity.
2.5    Computation of Interest on the Loans.
(a)    360‑Day Year. Interest shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.
(b)    Debit of Accounts. Citibank may debit (or ACH) any deposit accounts, maintained by the Loan Parties or any Subsidiary of any Loan Party, including the Designated Deposit Account, for principal and interest payments or any other amounts the Loan Parties owe Citibank under the Loan Documents when due. Any such debits (or ACH activity) shall not constitute a set‑off.
(c)    Payments. Except as otherwise expressly provided herein, all payments by the Loan Parties under the Loan Documents shall be made to Citibank at its office in immediately available funds on the date specified herein. Payments of principal and/or interest received after 2:00 pm are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by the Loan Parties hereunder or under any other Loan Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set‑off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.
2.6    Fees. The Borrower shall pay to Citibank:
(a)    Closing Fee. A fully-earned, non-refundable closing fee in the amount of $55,906.66 (the “Closing Fee”), which shall be due on the Effective Date; and
(b)    Bank’s Expenses. All Bank’s Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.
2.7    Withholding. Payments received by a Lender from the Loan Parties hereunder will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto), other than Excluded Taxes (such non-excluded taxes referred to herein as "Indemnified Taxes"). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires the Loan Parties to make any withholding or deduction of any tax from any such payment or other sum payable hereunder to a Lender and such tax is an Indemnified Tax, the Loan Parties hereby covenant and agree that the amount due from the Loan Parties with respect to such payment or other sum payable hereunder will be increased to the extent necessary

SF\5875461.15

to ensure that, after the making of such required withholding or deduction (and including any such withholdings and deductions applicable to additional sums payable under this Section), such Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required and the Loan Parties shall pay the full amount withheld or deducted to the relevant Governmental Authority. The Loan Parties will, upon request, furnish the Lender with proof reasonably satisfactory to the Lender indicating that the Loan Parties have made such withholding payment; provided, however, that the Loan Parties need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by the Loan Parties. The agreements and obligations of the Loan Parties contained in this Section 2.7 shall survive the termination of this Agreement.
2.8    Secured Promissory Notes. If requested by Citibank, the Term Loans shall be evidenced by a Term Note and Revolving Loans shall be evidenced by a Revolving Note, as applicable, and shall be repayable as set forth in this Agreement. The Borrower irrevocably authorizes Citibank to make or cause to be made, (i) on or about the Effective Date for any Term Loan, (ii) on or about the date of any Revolving Loan or (iii) at the time of receipt of any payment of principal on Citibank’s Note, an appropriate notation on such Note reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of each Loan set forth on Citibank’s Note shall be, absent manifest error, prima facie evidence of the principal amount thereof owing and unpaid to Citibank, but the failure to record, or any error in so recording, any such amount on such Note shall not limit or otherwise affect the obligations of the Borrower under any Note or any other Loan Document to make payments of principal of or interest on any Note when due. Upon receipt of an affidavit of an officer of Citibank as to the loss, theft, destruction, or mutilation of its Note, the Borrower shall issue, in lieu thereof, a replacement Note in the same principal amount thereof and of like tenor.
3.    CONDITIONS OF LOANS
3.1    Conditions Precedent to Initial Loan and Letters of Credit. The obligation of Citibank to make its initial Loan is subject to the following conditions precedent:
(a)    Deliveries. Citibank shall have received, on or before the Effective Date and on or before the day of any such initial Loan, all of the following, each dated (unless otherwise indicated or Citibank otherwise agrees), the Effective Date, in form and satisfactory to Citibank:

(i)	original Loan Documents, each duly executed by the Loan Parties;
(ii)    a completed Perfection Certificate and Disclosure Schedules for the Loan Parties;
(iii)    a duly executed original Pledge Agreement;
(iv)    duly executed IP Security Agreements;

SF\5875461.15

(v)    to the extent required by Citibank prior to closing (with respect to Collateral Accounts for which a Control Agreement must be delivered pursuant to Section 6.10), duly executed original Control Agreements with respect to any Collateral Accounts maintained by any Loan Party;
(vi)    the Operating Documents and good standing certificates of each Loan Party certified by the Secretary of State (or equivalent agency) of such Loan Party’s jurisdiction of organization or formation and other than as provided in Section 3.4, each jurisdiction in which each Loan Party is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;
(vii)    a certificate of each Loan Party executed by the Secretary of such Loan Party with appropriate insertions and attachments, including with respect to (i) the Operating Documents of each Loan Party (which Certificate of Incorporation of such Loan Party shall be certified by the Secretary of State (or equivalent agency) in such Loan Party’s jurisdiction of organization or formation, (ii) the resolutions adopted by each Loan Party’s board of directors or other governing body for the purpose of approving the transactions contemplated by the Loan Documents and (iii) the names, titles and specimen signatures of its Responsible Officers;
(viii)    certified copies, dated as of date no earlier than thirty (30) days prior to the Effective Date, of financing statement searches, as Citibank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been terminated or released;
(ix)    a duly executed legal opinion of counsel to the Loan Parties dated as of the Effective Date;
(x)    copies of all material consents or waivers, if any, necessary for the execution, delivery and performance by each of the Loan Parties of the Loan Documents to which it is a party (including, without limitation and if necessary, evidence that all creditors with respect to any debt which will remain outstanding after the making of the initial Loans have consented to the Loans hereunder), which consents or waivers shall be certified by a Responsible Officer of the applicable Loan Party as true and correct copies of such consents or waivers as of the Effective Date;
(xi)    (A) unaudited interim financial statements for the fiscal period most recently ended prior to the Effective Date (including without limitation monthly financial statements for any such period of less than three months, (B) pro forma balance sheet as of the Effective Date after giving effect to the Agreement and the transaction thereby and (C) projected financial statements for the three year period following the Effective Date; and

SF\5875461.15

(xii)    a certificate executed by the Chief Financial Officer of the Borrower demonstrating compliance with Section 7.16(a) and certifying that the financial statements previously delivered to Citibank materially reflects the financial position of the Loan Parties as of the Effective Date.
(b)    Insurance. Other than as provided in Section 3.4, the Loan Parties shall have delivered evidence satisfactory to Citibank that the insurance policies required by Section 6.9 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Citibank.
(c)    Payment of Indebtedness. All Indebtedness outstanding under that certain Loan Agreement dated as of September 5, 2013, between Post Modern Edit, Inc. and Union Bank, N.A. shall be paid or satisfied in full and all Liens (other than Permitted Liens) upon or affecting any Property of the Borrower or any of its Subsidiaries in connection therewith shall be terminated and/or released upon such payment.
(d)    Compliance with Laws. As of the Effective Date, each Person that is a party to this Agreement or any of the other Loan Documents shall have complied with in all material respects all Governmental Approvals necessary to consummate the transactions contemplated by this Agreement and the other Loan Documents.
(e)    No Prohibitions. No Governmental Approval shall prohibit the consummation of the transactions contemplated by this Agreement or any other Loan Documents, and no order, judgment or decree of any Governmental Authority or arbitrator shall, and no litigation or other proceeding shall be pending or threatened which would, enjoin, prohibit, restrain or otherwise adversely affect in any material manner the consummation of the transactions contemplated by this Agreement or the other Loan Documents or otherwise have a Material Adverse Change.
(f)    No Material Adverse Change. As of the Effective Date, no Material Adverse Change shall have occurred since September 30, 2014, and no event shall have occurred which could have a material adverse effect on (i) the rights or remedies of Citibank or (ii) the ability of the Loan Parties to perform any and all of its obligations under this Agreement.
(g)    No Material Litigation. As of the Effective Date, no action, suit, investigation or proceeding shall be pending or threatened before any court, arbitrator or any Governmental Authority seeking (or, to the knowledge of the Borrower, threatening to seek) an injunction, a restraining order, damages or other relief (i) with respect to any Loan Document or any documentation executed in connection therewith or (ii) which could result in a Material Adverse Change.
(h)    Payment of Fees. The Loan Parties shall have paid the Closing Fee and Bank’s Expenses then due as specified in Section 2.6 hereof.
3.2    Conditions Precedent to all Loans. The obligation of Citibank to make any Loan (including the initial Loan) is subject to the following additional conditions precedent:

SF\5875461.15

(a)    Borrowing Request. With respect to any Loan, the receipt by Citibank of an executed Loan Payment Request Form.
(b)    Representations and Warranties. All of the representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents shall be true, accurate and complete in all material respects on and as of the date of such Loan; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.
(c)    No Material Adverse Change. No Material Adverse Change has occurred since December 31, 2013.
(d)    No Default. No Event of Default or an event that with the passage of time could result in an Event of Default, shall exist.
(e)    Payment of Fees. The fees and Bank’s Expenses then due as specified in Section 2.6 hereof have been paid.
Each request for a Borrowing by the Borrower hereunder (other than a request as to the conversion of a Loan to the other Type or a continuation of a LIBOR Rate Loan) shall constitute a representation and warranty by the Borrower that the conditions precedent set forth in clauses (b) through (d) of this Section 3.2 have been satisfied (both as of the date of such notice and, unless the Borrower otherwise notifies Citibank prior to the date of such Credit Extension, as of the date of such Credit Extension).
3.3    Covenant to Deliver. The Loan Parties agree to deliver to Citibank each item required to be delivered under this Agreement as a condition precedent to any Loan. Each Loan Party expressly agrees that a Loan made prior to the receipt by Citibank of any such item shall not constitute a waiver by Citibank of such Loan Party’s obligation to deliver such item, and any such Loan in the absence of a required item shall be made in Citibank’s sole discretion.
3.4    Post-Closing Obligations. Notwithstanding any provision herein or in any other Loan Document to the contrary, to the extent not actually delivered on or prior to the Effective Date, the Loan Parties shall:
(a)    cause each bank or financial institution at or with which any Loan Party maintains Collateral Accounts to execute and deliver Control Agreements or other appropriate instruments with respect to such Collateral Accounts to perfect Citibank’s Lien in such Collateral Account in accordance with the terms hereunder no later than ninety (90) days after the Effective Date (or such later date as Citibank may agree, in each case, not to exceed thirty (30) days thereafter). The provisions of this Section 3.4(a) shall not apply to Collateral Accounts not required to be subject to a Control Agreement pursuant to Section 6.10;

SF\5875461.15

(b)    deliver a landlord’s consent executed in favor of Citibank in respect of each leased location where any Loan Party maintains Collateral having the higher of book or market value in excess of $1,000,000, no later than ninety (90) days after the Effective Date (or such later date as Citibank may agree, in each case, not to exceed sixty (60) days thereafter);
(c)    deliver a bailee waiver executed in favor of Citibank in respect of each third party bailee where any Loan Party maintains Collateral having a book value in excess of One Million Dollars ($1,000,000) no later than ninety (90) days after the Effective Date (or such later date as Citibank may agree, in each case, not to exceed sixty (60) days thereafter);
(d)    deliver appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Citibank for its property insurance policies, by January 15, 2015;
(e)    deliver a good standing certificate of each of Borrower and Row 44, Inc., certified by the Secretary of State of the State of Illinois (or equivalent agency), by January 31, 2015;
(f)    to the extent the Restructuring Intercompany Notes have not been retired by March 31, 2015, originals of any Restructuring Intercompany Note in favor of any Loan Party will be delivered to Citibank, accompanied by an original note power by March 31, 2015; and
(g)    make commercially reasonable efforts to deliver a UCC-3 termination statement filed by Merchant Lending to terminate that certain UCC-1 financing statement filed on January 13, 2012 at 12-7297249841 with the California Secretary of State.
4.    CREATION OF SECURITY INTEREST
4.1    Grant of Security Interest. Each Loan Party hereby grants to Citibank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Citibank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products and supporting obligations (as defined in the Code) in respect thereof. If any Loan Party shall acquire any commercial tort claim (as defined in the Code), such Loan Party shall grant to Citibank, a security interest therein and in the proceeds and products and supporting obligations (as defined in the Code) thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Citibank.
If the Commitments have been terminated, Citibank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations and other unasserted obligations which, by their terms, are to survive termination of this Agreement) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations and other unasserted obligations which, by their terms, are to survive termination of this Agreement) and at such time all Commitments have been terminated, the Collateral shall be released from the Liens in favor of Citibank created hereby or under the Loan Documents, and this Agreement and all obligations (other than those expressly stated to survive such termination) of Citibank and each Loan Party hereunder or under the other Loan Documents shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights in the Collateral shall revert

SF\5875461.15

to the applicable Loan Party. In connection with such termination, Citibank shall, at the reasonable request and sole cost and expense of the Loan Parties, (i) promptly execute such agreements (including, without limitation, a payoff letter on customary terms) to evidence the release of its Liens in the Collateral and (ii) deliver promptly, and in any event no later than twenty (20) days after such termination, any Collateral in its possession to the applicable Loan Party.
4.2    Authorization to File Financing Statements. Each Loan Party hereby authorizes Citibank to file financing statements or take any other action reasonably required to perfect Citibank’s security interests in the Collateral, without notice to such Loan Party, with all appropriate jurisdictions to perfect or protect Citibank’s interest or rights under the Loan Documents.
5.    REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to Citibank as follows:
5.1    Due Organization, Authorization: Power and Authority.
(a)    Each Loan Party is duly existing and in good standing as a Registered Organization in its jurisdiction of organization or formation and each Loan Party is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be so qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. In connection with this Agreement, each Loan Party has delivered to Citibank a completed perfection certificate on or prior to the Effective Date and updates and supplements thereto as and when required under this Agreement (each a “Perfection Certificate” and collectively, the “Perfection Certificates”). Each Loan Party represents and warrants that all the information set forth on the Perfection Certificates pertaining to such Loan Party is accurate and complete in all material respects, as of the delivery of such Perfection Certificate.
(b)    The execution, delivery and performance by each Loan Party of the Loan Documents to which it is, or they are, a party have been duly authorized, and do not (i) conflict with such Loan Party’s organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Loan Party, or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such actions, filings, registrations, qualifications or Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default under any Material Agreement by which any Loan Party or any of their respective properties, is bound. No Loan Party is in default under any agreement to which it is a party or by which it or any of its assets is bound except to the extent such default could reasonably be expected to have a Material Adverse Change.

SF\5875461.15

5.2    Collateral.
(a)    Each Loan Party has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents, free and clear of any and all Liens except Permitted Liens. No Loan Party has any Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts or the other investment accounts, if any, described in the Perfection Certificates or in respect of which the Loan Parties have given Citibank notice, and the Loan Parties have taken such actions as are necessary to give Citibank a perfected security interest therein as and to the extent required under this Agreement. The Accounts are bona fide, existing obligations of the Account Debtors.
(b)    The security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to Permitted Liens; provided that the Loan Parties shall have the period of time set forth in Section 3.4(a) to deliver the Control Agreements required thereunder and (ii) the Loan Parties shall not be required to take any action to perfect the Bank’s security interest in any Collateral constituting vehicles, boats, trailers or planes.
(c)    Post Modern Edit, Inc. no longer has any obligations remaining under that certain Agreement Number LA #170147-000 dated 1/10/12 between Merchant Lending and Post Modern Edit, LLC.
(d)    On the Effective Date, except as disclosed on the Disclosure Schedules no third party bailee has possession of Collateral which has a book value in excess of One Million Dollars ($1,000,000).
(e)    All Inventory and Equipment is in all material respects of good and marketable quality, free from material defects.
(f)    Each Loan Party is the sole owner of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens. As of the Effective Date, except as noted on the Disclosure Schedules, neither the Borrower nor any Loan Party is a party to, nor is bound by, any Material Agreement.
5.3    Litigation. As of the Effective Date, except as disclosed on the Perfection Certificate or otherwise in writing to the Bank, there are no actions, suits, investigations, or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against any Loan Party involving more than Five Hundred Thousand Dollars ($500,000).
5.4    No Material Adverse Change; Financial Statements. All consolidated financial statements for the Borrower and its consolidated Subsidiaries, fairly present, in conformity with GAAP, and in all material respects, the consolidated financial condition of the Borrower and its consolidated Subsidiaries, and the consolidated results of operations of the Borrower and its consolidated Subsidiaries. Since December 31, 2013, there has not been a Material Adverse Change.
5.5    Solvency. The Borrower is Solvent. The Loan Parties, when taken as a whole, are Solvent.

SF\5875461.15

5.6    Regulatory Compliance.
(a)    No Loan Party or any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. No Loan Party nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). The Loan Parties and, to the extent applicable, their Subsidiaries have complied in all material respects with the Federal Fair Labor Standards Act. No Loan Party or any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. No Loan Party or any of its Subsidiaries has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change. No Loan Party or any of its Subsidiaries’ properties or assets has been used by such Loan Party or such Subsidiary or, to such Loan Party’s or such Subsidiary’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Each Loan Party and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Change.
(b)    No Loan Party, any of its Subsidiaries, or any of Loan Party’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti‑Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti‑Terrorism Law, or (iii) is a Blocked Person. No Loan Party, any of its Subsidiaries or, to the knowledge of any Loan Party, any of their Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti‑Terrorism Law.
5.7    Investments. No Loan Party nor any of its Subsidiaries owns any stock, shares, partnership interests or other equity securities except for Permitted Investments.
5.8    Tax Returns and Payments; Pension Contributions. Except as disclosed in the Perfection Certificate delivered on the Closing Date, each Loan Party has timely filed all required tax returns and reports, and each Loan Party has timely paid all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by such Loan Party in an amount greater than Five Hundred Thousand Dollars ($500,000), in all jurisdictions in which any such Loan Party is subject to taxes, including the United States, unless such taxes are being contested in accordance with the next sentence. Any Loan Party may defer payment of any contested taxes; provided that such Loan Party: (a) in good faith contests its obligation to pay the taxes by appropriate proceedings

SF\5875461.15

promptly and diligently instituted and conducted; (b) notifies Citibank of the commencement of, and any material development in, the proceeding; and (c) holds adequate reserves or other appropriate provisions are maintained on the books of such Loan Party, as applicable, in accordance with GAAP and which do not involve, in the reasonable judgment of Citibank, any risk of the sale, forfeiture or loss of any material portion of the Collateral. Except as disclosed in the Perfection Certificate delivered on the Closing Date, no Loan Party is aware of any claims or adjustments proposed for any such Loan Party’s prior tax years which could result in additional taxes in an amount greater than Five Hundred Thousand Dollars ($500,000) becoming due and payable by such Loan Party. Each Loan Party and its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in all material respects in accordance with their terms, and no Loan Party nor any of its Subsidiaries have, withdrawn from participation in, and have not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any material liability to the Loan Parties, as a whole, including any material liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.
5.9    Use of Proceeds. The Borrower shall use the proceeds of the Term Loans and the proceeds of the Revolving Loans to fund its general business requirements and for other general corporate purposes not in contravention of the Loan Documents or applicable law.
5.10    Full Disclosure. No written representation, warranty or other statement of any Loan Party in any certificate or written statement, when taken as a whole, given to Citibank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Citibank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that projections and forecasts provided by the Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
6.    AFFIRMATIVE COVENANTS
Each Loan Party shall, and shall cause each of its Subsidiaries to, do all of the following:
6.1    Government Compliance.
(a)    Other than specifically permitted hereunder, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change. Comply with all laws, ordinances and regulations to which any Loan Party or any of its Subsidiaries is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.
(b)    Obtain and keep in full force and effect, all of the material Governmental Approvals necessary for the performance by each Loan Party and its Subsidiaries of their

SF\5875461.15

respective businesses and obligations under the Loan Documents and the grant of a security interest to Citibank in all of the Collateral.
6.2    Financial Statements, Reports, Certificates; Notices.
(a)    Deliver to Citibank:
(i)    no later than the date that is forty five (45) days after the last day of each of the Borrower’s fiscal quarters (other than the last fiscal quarter of each fiscal year) or, if the Borrower has received an extension for the filing of the same from the SEC, on such later date as such information is filed with the SEC (but in any event no later than sixty (60) days after the last day of each of the Borrower’s fiscal quarters (other than the last fiscal quarter of each fiscal year)), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, and, if prepared by the Borrower, consolidating balance sheet (accompanied by A/R and A/P agings for each Loan Party), statements of income and cash flows covering the consolidated operations of the Borrower and its consolidated Subsidiaries for such fiscal quarter, certified by a Responsible Officer and in a form reasonably acceptable to Citibank;
(ii)    no later than the date that is ninety (90) days after the last day of the Borrower’s fiscal year or, if the Borrower has received an extension for the filing of the same from the SEC, on such later date as such information is filed with the SEC (but in any event no later than 105 days after the last day of each fiscal year of the Borrower), audited consolidated financial statements covering the consolidated operations of the Borrower and its consolidated Subsidiaries for such fiscal year (accompanied by A/R and A/P agings for each Loan Party), prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Citibank in its reasonable discretion;
(iii)    as soon as available, and in any event not later than 30 days after the first day of each fiscal year, financial projections for the Borrower and its Subsidiaries for such fiscal year as presented to the Borrower’s board of directors; provided that, any revisions to such projections presented the Borrower’s board of directors shall be delivered to Citibank no later than seven (7) days after such presentation;
(iv)    within five (5) days of delivery, copies of all non-ministerial statements, reports and notices made available to the Borrower’s security holders or holders of Subordinated Debt (other than materials provided to members of the Borrower’s board of directors solely in their capacities as security holder or holders of Subordinated Debt);
(v)    in the event that the Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, on the date such information is filed with the SEC, all reports on Form 10‑K, 10‑Q and 8‑K;

SF\5875461.15

(vi)    prompt notice of any amendments of or other changes to the capitalization table of the Borrower and to the respective Operating Documents of any Loan Party, in each case together with any copies reflecting such amendments or changes with respect thereto;
(vii)    as soon as available, but no later than thirty (30) days after the last day of each month, copies of the month-end account statements for each Collateral Account holding more than One Million Dollars ($1,000,000) maintained by any Loan Party at a bank or institution other than Citibank, which statements may be provided to Citibank by such Loan Party or directly from the applicable institution(s);
(viii)    prompt delivery of (and in any event within five (5) days after the same are sent or received) copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to the Loan Parties’ business or that otherwise could reasonably be expected to have a Material Adverse Change;
(ix)    prompt notice of any event that (i) could reasonably be expected to materially and adversely affect the value of the Intellectual Property or (ii) could reasonably be expected to have a Material Adverse Change;
(x)    written notice delivered at least (10) days’ prior to any Loan Party’s creation or acquisition of a Subsidiary;
(xi)    written notice delivered at least thirty (30) days prior to any Loan Party (1) changing its respective jurisdiction of organization, (2) changing its organizational type, (3) changing its respective legal name, or (4) changing any organizational number(s) (if any) assigned by its respective jurisdiction of organization;
(xii)    upon any Loan Party becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, prompt (and in any event within three (3) Business Days) written notice of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, and such Loan Party’s proposal regarding how to cure such Event of Default or event;
(xiii)    immediate notice if any Loan Party or any Subsidiary has knowledge that such Loan Party, such Subsidiary or Affiliate of such Loan Party or Subsidiary, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (iv) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering;
(xiv)    if any Loan Party is not now a Registered Organization but later becomes one, written notice of such occurrence and information regarding such Person’s organizational identification number within seven (7) Business Days of receiving such organizational identification number;

SF\5875461.15

(xv)    concurrently with the delivery of the financial statements specified in Section 6.2(a)(ii) above, an updated Perfection Certificate to reflect any amendments, modifications and updates, if any, to certain of the information therein after the Effective Date; and
(xvi)    other information as reasonably requested by Citibank.
(b)    Concurrently with the delivery of the financial statements specified in Section 6.2(a)(i) and 6.2(a)(ii) above, deliver to Citibank:
(i)    a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;
(ii)    updated Disclosure Schedules to reflect any amendments, modifications and updates, if any, to certain information in the Disclosure Schedules after the Effective Date;
(iii)    copies of any material Governmental Approvals obtained by any Loan Party or any of its Subsidiaries;
(iv)    written notice of the commencement of, and any material development in, the proceedings contemplated by Section 5.8 hereof;
(v)    written notice of any litigation or governmental proceedings pending or threatened (in writing) against any Loan Party or any of its Subsidiaries, which could reasonably be expected to result in damages or costs to any Loan Party or any of its Subsidiaries of Five Hundred Thousand Dollars ($500,000);
(vi)    written notice of all returns, recoveries, disputes and claims regarding Inventory that involve more than Five Hundred Thousand Dollars ($500,000) individually or in the aggregate in any calendar year;
(vii)    a list of any new offices or business locations of the Loan Parties including warehouses (unless such new offices or business locations or warehouses contain less than One Million Dollars ($1,000,000) in assets or property of any Loan Party); and
(viii)    notice of any commercial tort claim (as defined in the Code) or letter of credit rights (as defined in the Code) held by any Loan Party, in each case in an amount greater than Five Hundred Thousand Dollars ($500,000) and of the general details thereof.
(c)    Keep proper, complete and true books of record and account in accordance with GAAP in all material respects. Each Loan Party shall, and shall cause each of its Subsidiaries to, allow, at the sole cost of such Loan Party, Citibank, during regular business hours upon not less than three (3) Business Days prior notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations and the Collateral. Such audits shall be conducted no more often than twice every year unless (and more frequently if) an Event of Default has occurred and is continuing.

SF\5875461.15

(d)    Documents required to be delivered pursuant to Section 6.2(a)(i), (ii) or (v) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; provided that the Borrower shall notify Citibank (by facsimile or electronic mail) of the posting of any such documents and provide to Citibank by electronic mail electronic versions (i.e., soft copies) of such documents.
6.3    Maintenance of Existence; Conduct of Business. Except as permitted by Section 7.3, each Loan Party will preserve and maintain its corporate existence (and with respect to the Borrower, it shall remain as an entity organized under the laws of one of the States of the United States of America), and all of its leases, privileges, licenses, permits, franchises, qualifications and rights that are necessary in the ordinary conduct of its business; provided, however, that no Loan Party shall be required to preserve any right, Permit, privilege, license, qualification or franchise if an authorized officer, exercising management functions, of such Loan Party shall reasonably determine that the preservation thereof is no longer necessary in the conduct of the business of such Loan Party, and that the loss thereof is not disadvantageous in any material respect to the Loan Parties taken as a whole. Each Loan Party will conduct its business in an orderly and efficient manner in accordance with good business practices.
6.4    Maintenance of Properties. Subject to the right of the Loan Parties to dispose of properties in compliance with this Agreement, each Loan Party will maintain, keep and preserve in accordance with standard industry practice all of its material properties necessary in the conduct of its business in good working order and condition, ordinary wear and tear excepted.
6.5    Compliance with Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws (including, without limitation, all environmental laws), rules, regulations, orders, and decrees of a material nature of any Governmental Authority or arbitrator other than any such laws, rules, regulations, orders, and decrees contested by appropriate actions or proceedings diligently pursued, if adequate reserves in conformity with GAAP are established with respect thereto and except to the extent that non-compliance could not reasonably be expected to result in a Material Adverse Change.
6.6    ERISA. Each Loan Party will, and will cause each of its Subsidiaries to, comply with all minimum funding requirements and all other material requirements of ERISA, if applicable, so as not to give rise to any liability which could reasonably be expected to result in a Material Adverse Change.
6.7    Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between any Loan Party, or any of its Subsidiaries, as applicable, and their respective Account Debtors shall follow such Loan Party’s, or such Subsidiary’s, customary practices as they exist as of the Effective Date.
6.8    Taxes; Pensions. Timely file and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by any Loan

SF\5875461.15

Party or its Subsidiaries, except as otherwise permitted pursuant to the terms of Section 5.8 hereof, and shall deliver to Citibank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans.
6.9    Insurance. Keep each Loan Party’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in such Loan Party’s and its Subsidiaries’ industry and location. Insurance policies shall be in a form and with companies, that are reasonably satisfactory to Citibank. All property policies of the Loan Parties shall have a lender’s loss payable endorsement showing Citibank as lender loss payee and shall waive subrogation against Citibank, and all liability policies of the Loan Parties shall show, or have endorsements showing Citibank as additional insured. Citibank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Citibank, that it will give Citibank thirty (30) days prior written notice before any such policy or policies shall be canceled (unless cancellation is for non-payment in which case the insurer shall give Citibank no less than ten (10) days prior written notice). At Citibank’s request, the Loan Parties shall deliver to Citibank certified copies of policies. If such proceeds constitute Collateral, proceeds payable under a policy shall, at Citibank’s option, be payable to Citibank on account of the then-outstanding Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, the Loan Parties shall have the option of applying the proceeds of any casualty policy covering Collateral within ninety (90) days of receipt thereof up to One Million Dollars ($1,000,000) with respect to any loss, but not exceeding Five Million Dollars ($5,000,000), in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Citibank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, if such proceeds constitute Collateral, all proceeds payable under such casualty policy shall, at the option of Citibank, be payable to Citibank on account of the Obligations. If any Loan Party or any of its Subsidiaries fails to obtain insurance as required under this Section 6.9 or to pay any amount or furnish any required proof of payment to third persons, Citibank may make (but has no obligation to do so), at such Loan Party’s expense, all or part of such payment or obtain such insurance policies required in this Section 6.9, and take any action under the policies Citibank deems prudent.
6.10    Operating Accounts.
(a)    Subject to the grace period set forth in Section 3.4, maintain each Loan Party’s Collateral Accounts at depositary institutions that have agreed to execute Control Agreements in favor of Citibank with respect to such Collateral Accounts. The provisions of the previous sentence shall not apply to (i) Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees, (ii) Collateral Accounts which are maintained at Citibank, and (iii) Collateral Accounts of any Loan Party that do not contain an aggregate amount in excess of Five Million Dollars ($5,000,000) at any one time for a single Collateral Account and

SF\5875461.15

Twenty Million Dollars ($20,000,000) at any one time for all such Collateral Accounts, in each case, identified to Citibank by the applicable Loan Party as such in the Disclosure Schedules, Perfection Certificates or other written notice pursuant to the terms of this Agreement.
(b)    Each Loan Party shall provide Citibank ten (10) days’ prior written notice before any Loan Party establishes any Collateral Account. Subject to the grace period set forth in Section 3.4, for each Collateral Account that any Loan Party, at any time maintains, such Loan Party shall cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect the Citibank’s Lien in such Collateral Account in accordance with the terms hereunder prior to the establishment of such Collateral Account. The provisions of the previous sentence shall not apply to (i) Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees, (ii) Collateral Accounts which are maintained at Citibank, and (iii) Collateral Accounts of any Loan Party that do not contain an aggregate amount in excess of Five Million Dollars ($5,000,000) at any one time for a single Collateral Account and Twenty Million Dollars ($20,000,000) at any one time for all such Collateral Accounts, in each case, identified to Citibank by the applicable Loan Party as such in the Disclosure Schedules, Perfection Certificates or other written notice pursuant to the terms of this Agreement.
(c)    Citibank shall be the primary depositary institution of the Loan Parties.
(d)    Subject to the grace period set forth in Section 3.4, no Loan Party shall maintain any Collateral Accounts except Collateral Accounts maintained in accordance with this Section 6.10.
6.11    Protection of Intellectual Property Rights. Each Loan Party and each of its Subsidiaries shall: (a) use its best to protect, defend and maintain the validity and enforceability of its respective Intellectual Property that is material to its business; (b) promptly advise Citibank in writing of material infringement by a third party of its respective Intellectual Property; and (c) not allow any of its respective Intellectual Property material to its respective business to be abandoned, forfeited or dedicated to the public without Citibank’s prior written consent.
6.12    Litigation Cooperation. Commencing on the Effective Date and continuing through the termination of this Agreement, make available to Citibank, without expense to Citibank, each Loan Party and each of such Loan Party’s officers, employees and agents and Borrower’s Books, to the extent that Citibank may reasonably deem them necessary to prosecute or defend any third‑party suit or proceeding instituted by or against Citibank with respect to any Collateral or relating to the Loan Parties.
6.13    Landlord Waivers; Bailee Waivers. In the event that any Loan Party, after the Effective Date, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, in each case pursuant to Section 7.2, then, in the event that the Collateral at any new location

SF\5875461.15

is valued (based on book value) in excess of One Million Dollars ($1,000,000) in the aggregate, at Citibank’s election, such bailee or landlord, as applicable, must execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Citibank, prior to the addition of any new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be.
6.14    Creation/Acquisition of Subsidiaries. In the event any Loan Party creates or acquires a direct Subsidiary after the Effective Date, such Loan Party shall notify Citibank of such creation or acquisition pursuant to Section 6.2(a), and such Loan Party shall take all actions reasonably requested by Citibank to achieve any of the following with respect to such “New Subsidiary” (defined as a direct Subsidiary formed after the date hereof during the term of this Agreement): (a) if such New Subsidiary is not a Foreign Subsidiary (and such New Subsidiary does not solely hold the equity interests of one or more Foreign Subsidiaries), to cause such New Subsidiary to become a Loan Party hereunder and (b) to grant and pledge to Citibank a perfected security interest in (i) 100% of the stock, units or other evidence of ownership held by such Loan Party of any such New Subsidiary that is not a Foreign Subsidiary (except if such New Subsidiary solely holds the equity interests of one or more Foreign Subsidiaries), or (ii) 65% of the stock, units or other evidence of ownership held by such Loan Party of any such New Subsidiary which is a Foreign Subsidiary or solely holds the equity interests of one or more Foreign Subsidiaries.
6.15    Further Assurances. Execute any further instruments and take further action as Citibank reasonably requests to perfect or continue Citibank’s Lien in the Collateral or to effect the purposes of this Agreement.
7.    NEGATIVE COVENANTS
Each Loan Party shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of Citibank:
7.1    Dispositions. Convey, sell, lease, transfer, assign, dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn‑out or obsolete Equipment; (c) in connection with Permitted Liens, Permitted Investments and Permitted Licenses; (d) of cash or Cash Equivalents pursuant to a transaction not prohibited by this Agreement; (e) of Equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Transfer are reasonably promptly applied to the purchase price of such replacement property; (f) of property in the form of an Investment permitted pursuant to clause (ix) of “Permitted Investments”; (g) of any Restructuring Intercompany Note or the forgiveness thereof (so long as no cash payment is made by a Loan Party in connection with such Transfer or forgiveness, other than ordinary course expenses and other similar costs and expenses); (h) of property from a Subsidiary that is not a Loan Party to a Loan Party; and (i) of property not otherwise permitted under this Section 7.1; provided that (i) at the time of such Transfer in reliance of clause (i), no Default shall exist or would result from such Transfer, (ii) the book value of any property Transferred in reliance on this clause (i) in any fiscal year shall not exceed Five Million Dollars ($5,000,000), (iii) such Transfer in reliance on this clause

SF\5875461.15

(i) is for fair market value and (iv) not less than 50% of the purchase price for such asset Transferred in reliance on this clause (i) shall be paid to the Borrower or such Subsidiary in cash.
7.2    Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by such Loan Party or such Subsidiary, as applicable, as of the Effective Date or businesses reasonably related or incidental thereto; (b) other than the dissolution of Oceans TV Inc., permit any Subsidiary to liquidate or dissolve unless the remaining assets of such Subsidiary are transferred to a Loan Party; or (c) (i) permit any Key Person to cease being actively engaged in the management of Borrower unless written notice thereof is provided to Citibank within ten (10) days of such cessation (it being understood and agreed that notices provided under this clause (c)(i) shall be deemed to be given and delivered to Citibank if notice is given pursuant to Section 6.2(d)), or (ii) enter into any transaction or series of related transactions in which (A) the stockholders of the Borrower who were not stockholders immediately prior to the first such transaction own more than 35% of the voting stock of the Borrower immediately after giving effect to such transaction or related series of such transactions and (B) except as permitted by Section 7.3 or Section 7.8, the Borrower ceases to own, directly or indirectly, 100% of the ownership interests in each Subsidiary of the Borrower. Each Loan Party shall not, without at least thirty (30) days’ prior written notice to Citibank, add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Million Dollars ($1,000,000) in assets or property of any Loan Party). Each Loan Party shall not, and shall not permit any of its Subsidiaries to, without at least thirty (30) days prior written notice to Citibank: (A) change its jurisdiction of organization, (B) except as permitted by Section 7.3, change its organizational type, (C) change its legal name, or (D) change any organizational number(s) (if any) assigned by its respective jurisdiction of organization.
7.3    Mergers or Consolidations. Other than for Permitted Investments, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person; provided that, so long as no Event of Default is occurring prior thereto or arises as a result therefrom, a Subsidiary may merge or consolidate into another Subsidiary (provided that in any merger or consolidation of a Loan Party, the surviving entity shall be a Loan Party) or with (or into) the Borrower (provided the Borrower is the surviving entity).
7.4    Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
7.5    Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or, except as otherwise permitted under Section 7.1, assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Citibank) with any Person which directly or indirectly prohibits or has the effect of prohibiting any Loan Party, or any of its Subsidiaries, from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of such Loan

SF\5875461.15

Party’s or such Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens”.
7.6    Maintenance of Collateral Accounts. With respect to any Loan Party, maintain any Collateral Account except pursuant to the terms of Section 6.10 hereof.
7.7    Restricted Payments. (a) Declare or pay any dividends (other than dividends payable solely in capital stock) or make any other distribution or payment in respect of or redeem, retire or purchase any capital stock (other than (i) the declaration or payment of dividends to a Loan Party, (ii) so long as no Event of Default or event that with the passage of time would result in an Event of Default exists or would result therefrom, the declaration or payment of any dividends solely in the form of equity securities, (iii) with respect to the Borrower, repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, or similar plans, provided such repurchases do not exceed One Million Dollars ($1,000,000) in the aggregate per calendar year and (iv) with respect to the Borrower, repurchases of stocks and warrants under any repurchase agreements or repurchase programs existing as of the Effective Date; provided that repurchases of stock or warrants do not exceed Twenty Five Million Dollars ($25,000,000)); (b) Purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Subordinated Debt other than pursuant to terms of the subordination agreement governing such Subordinated Debt; or (c) Be a party to or bound by an agreement (other than the Loan Documents) that restricts a Subsidiary from paying dividends or distributions to a Loan Party. Notwithstanding the foregoing, this Section 7.7 shall not in any manner prohibit or restrict (x) the Borrower from granting stock options, restricted stock, restricted stock units and other incentive awards (or from the redemption, retirement, purchase or cashless exercise of the same) to employees, officers, non-employee directors and consultants pursuant to an equity incentive plan adopted by the Borrower’s board of directors or (y) Subsidiaries that are not Loan Parties from making payments to other Subsidiaries that are not Loan Parties on account of services rendered in the ordinary course of business.
7.8    Investments. Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so other than Permitted Investments.
7.9    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Loan Party or any of its Subsidiaries, except for (a) transactions that are in the ordinary course of such Loan Party’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to such Loan Party or such Subsidiary than would be obtained in an arm’s length transaction with a non‑affiliated Person, (b) Subordinated Debt or equity investments by the Borrower’s investors in the Borrower or its Subsidiaries, (c) Permitted Investments and (d) transactions permitted under Section 7.7.
7.10    Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Citibank.

SF\5875461.15

7.11    Compliance. (a) Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Loan for that purpose; (b) fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change; or (c) withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any material liability of any Loan Party or any of its Subsidiaries, including any material liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.
7.12    Compliance with Anti‑Terrorism Laws. No Loan Party nor any of its Subsidiaries shall, nor shall any Loan Party or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. No Loan Party nor any of its Subsidiaries shall, nor shall any Loan Party or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti‑Terrorism Law, or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti‑Terrorism Law.
7.13    Sale and Leaseback. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, enter into any arrangement with any Person pursuant to which it leases from such Person real or personal Property that has been or is to be sold or transferred, directly or indirectly, by it to such Person other than any such arrangements entered into in the exercise of prudent business judgment which involve sales prices not exceeding One Million Dollars ($1,000,000) in the aggregate per calendar year.
7.14    Fiscal Year. No Loan Party shall permit the Fiscal Year of such Loan Party and its Subsidiaries to end on any other day than December 31 of each calendar year.
7.15    Capital Expenditures. No Loan Party shall make, commit or agree to make, or permit any of its Subsidiaries to make, commit or agree to make, any Capital Expenditure (by purchase or capitalized lease) that would cause the aggregate amount of all Capital Expenditures made by the Loan Parties and their Subsidiaries in any calendar year to exceed Fifteen Million Dollars ($15,000,000).
7.16    Financial Covenants.

SF\5875461.15

(a)    Minimum Liquidity. At the end of each fiscal quarter, the Borrower shall not permit the Liquidity of the Borrower to be less than 1.5x times the then-outstanding amounts of Revolving Loans.
(b)    Minimum Quick Ratio. At the end of each fiscal quarter, the Borrower shall not permit the Quick Ratio of the Borrower and its Subsidiaries, on a consolidated basis, to be less than 1.25:1.00.
(c)    Minimum Adjusted EBITDA. At the end of each fiscal quarter, the Borrower shall not permit Adjusted EBITDA for the four fiscal quarters then ending to be less than $10,000,000.
8.    EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
8.1    Payment Default. The Borrower fails to (a) make any payment of principal or interest on any Loan on its due date, or (b) pay any other Obligation within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date or acceleration pursuant to Section 9.1(a) hereof);
8.2    Covenant Default.
(a)    Any Loan Party fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.8 (Taxes), 6.9 (Insurance), 6.10 (Operating Accounts), 6.11 (Protection of Intellectual Property Rights), 6.14 (Creation/Acquisition of Subsidiaries) or any Loan Party violates any provision in Section 7; or
(b)    Any Loan Party, or any of its Subsidiaries, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document to which such person is a party, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within thirty (30) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the thirty (30) day period or cannot after diligent attempts by such Loan Party or such Subsidiary, as applicable, be cured within such thirty (30) day period, and such default is likely to be cured within a reasonable time, then such Loan Party shall have an additional period (which shall not in any case exceed an additional thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Term Loans shall be made during such cure period).
8.3    Attachment; Levy; Restraint on Business. Any material portion of any Loan Party’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of

SF\5875461.15

a trustee or receiver, or any court order enjoins, restrains, or prevents any Loan Party or any of its Subsidiaries from conducting any material part of its business;
8.4    Insolvency. (a) Any Loan Party or any of its Subsidiaries is or becomes Insolvent; (b) any Loan Party or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against any Loan Party or any of its Subsidiaries and not dismissed or stayed within forty‑five (45) days (but no Loans shall be extended while any Loan Party or any Subsidiary is Insolvent and/or until any Insolvency Proceeding is dismissed);
8.5    Other Agreements. There is a default in any agreement to which any Loan Party or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Million Dollars ($5,000,000) or that could reasonably be expected to have a Material Adverse Change;
8.6    Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Million Dollars ($5,000,000) (not covered by independent third‑party insurance as to which (a) Borrower reasonably believes such insurance carrier will accept liability, (b) the applicable Loan Party or the applicable Subsidiary has submitted such claim to such insurance carrier and (c) liability has not been rejected by such insurance carrier) shall be rendered against such Loan Party or any of its Subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of thirty (30) days after the entry thereof;
8.7    Misrepresentations. Any Loan Party or any of its Subsidiaries or any Person acting for such Loan Party or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Citibank or to induce Citibank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement, when taken as a whole, is incorrect in any material respect when made;
8.8    Subordinated Debt. A default or breach occurs under any subordination agreement, or any creditor that has signed such an agreement with Citibank breaches any terms of such agreement;
8.9    Loan Documents. Any material provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document.
8.10    Governmental Approvals. Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non‑renewal has resulted in or could reasonably be expected to result in a Material Adverse Change.

SF\5875461.15

8.11    Lien Priority. Except as the result of the action or inaction of Citibank, any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens.
9.    RIGHTS AND REMEDIES
9.1    Rights and Remedies.
(a)    Upon the occurrence and during the continuance of an Event of Default, Citibank, without notice or demand, may do any or all of the following: (i) deliver notice of the Event of Default to the Borrower, (ii) by notice to the Borrower declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.4 occurs all Obligations shall be immediately due and payable without any action by Citibank) or (iii) by notice to the Borrower suspend or terminate the obligations of Citibank to advance money or extend credit for the Borrower’s benefit under this Agreement or under any other agreement between the Borrower and Citibank (but if an Event of Default described in Section 8.4 occurs all obligations, if any, of Citibank to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between the Borrower and Citibank shall be immediately terminated without any action by Citibank).
(b)    Without limiting the rights of Citibank set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, Citibank shall have the right, without notice or demand, to do any or all of the following:
(i)    foreclose upon and/or sell or otherwise liquidate, the Collateral;
(ii)    make a demand for payment upon any Guarantor pursuant to the Guaranty delivered by such Guarantor;
(iii)    apply to the Obligations any (A) balances and deposits of the Loan Parties that Citibank holds or controls, (B)  amount held or controlled by Citibank owing to or for the credit or the account of the Loan Parties, or (C) amounts received from any Guarantors in accordance with the respective Guaranty delivered by such Guarantor; and/or
(iv)    commence and prosecute an Insolvency Proceeding or consent to any Loan Party commencing any Insolvency Proceeding.
(c)    Without limiting the rights of Citibank set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, Citibank shall have the right, without notice or demand, to do any or all of the following:
(i)    settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Citibank considers advisable, notify any Person owing any

SF\5875461.15

Loan Party money of Citibank’s security interest in such funds, and verify the amount of such account;
(ii)    make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its Liens in the Collateral. Each Loan Party shall assemble the Collateral if Citibank requests and make it available at such location as Citibank reasonably designates. Citibank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Loan Party grants Citibank a license to enter and occupy any of its premises, without charge, to exercise any of Citibank’s rights or remedies;
(iii)    ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, any of the Collateral. Citibank is hereby granted a non‑exclusive, royalty‑free license or other right to use, without charge, each Loan Party’s and each of its Subsidiaries’ labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Citibank’s exercise of its rights under this Section 9.1, each Loan Party’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements inure to Citibank;
(iv)    place a “hold” on any Collateral Account maintained with Citibank in respect of which a Control Agreement has been delivered in favor of Citibank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
(v)    demand and receive possession of Borrower’s Books;
(vi)    appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of any Loan Party or any of its Subsidiaries; and
(vii)    subject to clauses 9.1(a) and (b), exercise all rights and remedies available to Citibank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
9.2    Power of Attorney. Each Loan Party hereby irrevocably appoints Citibank as its lawful attorney‑in‑fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse any Loan Party’s name on any checks or other forms of payment or security; (b) sign any Loan Party’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts of such Loan Party directly with the applicable Account Debtors, for amounts and on terms Citibank determines are reasonable; (d) make, settle, and adjust all claims under such Loan Party’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or

SF\5875461.15

to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Citibank or a third party as the Code or any applicable law permits. Each Loan Party hereby appoints Citibank as its lawful attorney‑in‑fact to sign such Loan Party’s name on any documents necessary to perfect or continue the perfection of Citibank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and the Commitments have been terminated. Citibank’s foregoing appointment as any Loan Party’s attorney in fact, and all of its rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and the Commitments have been terminated.
9.3    Protective Payments. If any Loan Party or any of its Subsidiaries fail to obtain the insurance called for by Section 6.9 or fails to pay any premium thereon or fails to pay any other amount which any Loan Party or any of its Subsidiaries is obligated to pay under this Agreement or any other Loan Document, Citibank may obtain such insurance or make such payment, and all amounts so paid by Citibank are Bank’s Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral. Citibank will make reasonable efforts to provide the Loan Parties with notice of Citibank obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter. No such payments by Citibank are deemed an agreement to make similar payments in the future or Citibank’s waiver of any Event of Default.
9.4    Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) each Loan Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Citibank from or on behalf of any Loan Party or any of its Subsidiaries of all or any part of the Obligations, and, as between such Loan Party on the one hand and Citibank on the other, Citibank shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as it may deem advisable notwithstanding any previous application by it, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Bank’s Expenses; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); and third, to the principal amount of the Obligations outstanding; and fourth, to any other Obligations owing to Citibank under the Loan Documents. Any balance remaining shall be delivered to the applicable Loan Party or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.
9.5    Liability for Collateral. So long as Citibank complies with reasonable banking practices regarding the safekeeping of the Collateral in its possession or under its control, Citibank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage

SF\5875461.15

to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. The Loan Parties bear all risk of loss, damage or destruction of the Collateral, other than any loss, damage or destruction of Collateral resulting from the gross negligence or willful misconduct of Citibank.
9.6    No Waiver; Remedies Cumulative. The failure by Citibank, at any time or times, to require strict performance by any Loan Party of any provision of this Agreement or by any Loan Party of any other Loan Document shall not waive, affect, or diminish any right of Citibank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Citibank and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of Citibank under this Agreement and the other Loan Documents are cumulative. Citibank has all rights and remedies provided under the Code, any applicable law, by law, or in equity. The exercise by Citibank of one right or remedy is not an election, and Citibank’s waiver of any Event of Default is not a continuing waiver. Citibank’s delay in exercising any remedy is not a waiver, election, or acquiescence.
9.7    Demand Waiver. Each Loan Party waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Citibank on which any Loan Party or any Subsidiary is liable.
10.    NOTICES
Other than as specifically provided herein, all notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand‑delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any of Citibank, Borrower or other Loan Party may change its mailing address or facsimile number by giving the other parties written notice thereof in accordance with the terms of this Section 10.

SF\5875461.15

If to a Loan Party:
Global Eagle Entertainment Inc.
4353 Park Terrace Drive
Westlake Village, CA 91361
Attn: Michael Zemetra
Email: mzemetra@globaleagleent.com

and

Global Eagle Entertainment Inc.
4553 Glencoe Avenue
Marina Del Rey, CA 90292
Attn: Jay Itzkowitz
Email: jitzkowitz@globaleagleent.com

with a copy (which shall not constitute notice) to:	Sheppard Mullin Richter & Hampton LLP 333 South Hope Street, 43rd Floor Los Angeles, CA 90071-1422 Attn: David Sands Fax: (213) 443-2743 Email: dsands@sheppardmullin.com

If to Citibank:	Citibank, N.A. 1001 Page Mill Road Building 4, Floor 2 Palo Alto, CA 94304 Attn: Sigrid M. Nubla Email: sigrid.m.nubla@citi.com

with a copy (which shall not constitute notice) to:	Latham & Watkins LLP 505 Montgomery Street Suite 2000 San Francisco, CA 94111-6538 Attn: Haim Zaltzman, Esq. Fax: (415) 395-8095 Email: haim.zaltzman@lw.com

11.    CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER
11.1    Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG LOAN PARTIES AND CITIBANK RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG LOAN PARTIES AND CITIBANK. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE.

SF\5875461.15

THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.Governing Law and Jurisdiction. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS (EXCLUDING THOSE LOAN DOCUMENTS THAT BY THEIR OWN TERMS ARE EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL, PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.
11.2    Service of Process. Each Loan Party irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable requirements of law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of such Loan Party specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each Loan Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
11.3    Non-exclusive Jurisdiction. Nothing contained in this Article 11 shall affect the right of Citibank to serve process in any other manner permitted by applicable requirements of law or commence legal proceedings or otherwise proceed against the Loan Parties in any other jurisdiction.
12.    GENERAL PROVISIONS
12.1    Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Loan Party may transfer, pledge or assign this Agreement or any rights or obligations under it without Citibank’s prior written consent (which may be granted or withheld in Citibank’s discretion, subject to Section 12.5). Citibank has the right, without the consent of or notice to the Loan Parties, to sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”) all or any part of, or any interest in, its obligations, rights, and benefits under this Agreement and the other Loan Documents.

SF\5875461.15

12.2    Indemnification. Each Loan Party agrees to indemnify, defend and hold Citibank and its Related Persons (each, an “Indemnified Person”) harmless against: (a) all losses, liabilities, claims, damages or expenses (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents; and (b) all losses and Bank’s Expenses incurred, or paid by Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except, in each case, for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct. Each Loan Party hereby further agrees to indemnify, defend and hold each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of such Loan Party, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Citibank) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct. Notwithstanding the foregoing, if not direct conflict of interest is apparent in connection with the defense of any Claim, Citibank shall first take commercially reasonable efforts to use the same counsel as the Loan Parties, or, if a conflict does exist, use only one counsel among all Indemnified Persons with respect to the defense of any Claim.
12.3    Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
12.4    Correction of Loan Documents. Citibank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.
12.5    Amendments in Writing; Integration. (1) No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by any Loan Party or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by the Loan Parties and Citibank.
(b)    This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

SF\5875461.15

12.6    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.
12.7    Survival. All covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms, all Commitments have terminated and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of the Loan Parties in Section 12.2 to indemnify Citibank, as well as the confidentiality provisions in Section 12.8 below, shall survive until the statute of limitations with respect to such claim or cause of action shall have run.
12.8    Confidentiality. In handling any confidential information of the Loan Parties, Citibank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) subject to the terms and conditions of this Agreement, to Citibank’s Subsidiaries or Affiliates, or in connection with Citibank’s own financing or securitization transactions; (b) to prospective transferees (other than those identified in (a) above) or purchasers of any interest in the Loans and/or Commitments (provided, however, Citibank shall obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, regulation, subpoena, or other order; (d) to Citibank’s regulators or as otherwise required in connection with an examination or audit; (e) as Citibank reasonably considers appropriate in exercising remedies under the Loan Documents; and (f) to third party service providers of Citibank so long as such service providers have executed a confidentiality agreement or have agreed to similar confidentiality terms with Citibank, with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in Citibank’s possession when disclosed to Citibank, or becomes part of the public domain after disclosure to Citibank through no fault of Citibank; or (ii) is disclosed to Citibank by a third party, if Citibank does not know that the third party is prohibited from disclosing the information. Citibank may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis. The provisions of the immediately preceding sentence shall survive the termination of this Agreement. The agreements provided under this Section 12.8 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.8.
12.9    Right of Set Off. Each Loan Party hereby grants to Citibank, a Lien, security interest and right of set off as security for all Obligations hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Citibank or any Affiliate or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Citibank may set off the same or any part thereof and apply the same to any liability or obligation of any Loan Party even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE CITIBANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF

SF\5875461.15

WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY LOAN PARTY ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SUCH LOAN PARTY.
12.10    Cooperation of Loan Parties. If necessary, each Loan Party agrees to (i) execute any documents reasonably required to effectuate and acknowledge each assignment of a Revolving Commitment (or portion thereof) or Loan (or portion thereof) to an assignee in accordance with Section 12.1. Subject to the provisions of Section 12.8, each Loan Party authorizes Citibank to disclose to any prospective participant or assignee of a Loan or Revolving Commitment (or portions thereof), any and all information in Citibank’s possession concerning the Loan Parties and its financial affairs which has been delivered to Citibank by or on behalf of the Loan Parties pursuant to this Agreement, or which has been delivered to Citibank by or on behalf of the Loan Parties in connection with Citibank’s credit evaluation of the Loan Parties prior to entering into this Agreement.
12.11    Public Announcement. Each Loan Party hereby agrees that Citibank may make a public announcement of the transactions contemplated by this Agreement, and may publicize the same in marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use such Loan Party’s name, trade names and logos; provided that the form, substance and timing of such announcement is approved by the Borrower (such approval not to be unreasonably withheld, delayed or conditioned).
12.12    Time of Essence. Time is of the essence for the performance of Obligations under this Agreement.
12.13    Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms (including Section 4.1 hereof), all Obligations have been satisfied (other than inchoate indemnity obligations and other unasserted obligations which, by their terms, are to survive termination of this Agreement) and all Commitments have been terminated. So long as the Loan Parties satisfied the Obligations (other than inchoate indemnity obligations and other unasserted obligations which, by their terms, are to survive termination of this Agreement), this Agreement, the other Loan Documents and the Commitments hereunder may be terminated prior to the Maturity Date by Borrower, effective five (5) Business Days after written notice of termination is given to Citibank.

[Balance of Page Intentionally Left Blank]

SF\5875461.15

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

GLOBAL EAGLE ENTERTAINMENT INC.

By /s/ Mike Zemetra
Name: Mike Zemetra
Title: Chief Financial Officer

AIRLINE MEDIA PRODUCTIONS, INC.
POST MODERN EDIT, INC.
ROW 44, INC.

By /s/ Mike Zemetra
Name: Mike Zemetra
Title: Chief Financial Officer

N44HQ, LLC

By /s/ Jay Itzkowitz
Name: Jay Itzkowitz
Title: Senior Vice President and General Counsel

CITIBANK, N.A.

By: /s/ Singrid Nubla
Name: Singrid Nubla
Title: Senior Vice President

[Signature Page to Loan and Security Agreement]

SCHEDULE 1

Guarantors

1. AIRLINE MEDIA PRODUCTIONS, INC.
2. POST MODERN EDIT, INC.
3. ROW 44, INC.
4. N44HQ, LLC

SF\5875461.15

EXHIBIT A

Description of Collateral
The Collateral consists of all of each Loan Party’s right, title and interest in and to the following property:
All goods, Accounts, Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (including without limitation, Intellectual Property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
Notwithstanding the foregoing, the Collateral does not include (a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by any Loan Party of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, (b) any right held under a license that is not assignable by its terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is effective under Section 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provisions thereof) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity), (c) any lease, license, contract, or agreement in respect of personal property to which any Loan Party is a party, and any of its rights or interest thereunder, if and to the extent that the grant of a security interest is prohibited by or in violation of (i) any law, rule or regulation applicable to such Loan Party or (ii) a term, provision or condition (including any requirement to obtain the consent of any Governmental Authority or third party) of any such lease, license, contract or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code) or principles of equity); provided however, that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in subclause (c)(i) or (ii) above, provided, further, that the exclusions referred to in clause (c) above shall not include any proceeds of any such lease, license, contract or agreement, (d) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law or (e) the 155,726 shares of Allegiant Systems, Inc., a Nevada corporation, owned by the Borrower.

SF\5875461.15